Exhibit 4.13

STAR BULK CARRIERS CORP.	CONFIDENTIAL

SUMMARY OF TERMS AND CONDITIONS

DISCLAIMER

Kindly note that at this stage, this firm offer letter ("Firm Offer Letter") summarizes certain terms and conditions under which we are prepared to grant the amendments of certain financing terms of the Facility and is strictly subject to supplemental loan and security documentation to be in form and substance satisfactory to HSH NORDBANK AG.

CONFIDENTIALLY

The Borrower{s), Corporate Guarantor, and HSH acknowledge the confidential nature of the terms contained in this Firm Offer Letter . They agree and commit to keep confidential the terms and the existence of this Firm Offer Letter. Without prejudice to disclosure required by law no disclosure of these terms to third parties Is permitted other than disclosure to their respective employees or advisors on a need-to-know basis for the purpose of evaluation.

TERM LOAN FACILITY OF INITIALLY USD 64,500,000
(CURRENT OUTSTANDING AMOUNT USD 48,815,108.39), UNDER THE LOAN AGREEMENT DATED
3rd OCTOBER 2011, ENTERED INTO BETWEEN THE LENDER AND THE BORROWERS

SUMMARY OF TERMS AND CONDITIONS
IN RELATION TO REQUEST BY THE BORROWERS AND THE CORPORATE GUARANTOR FOR AMENDMENT
OF CERTAIN TERMS OF THE FACILITY

20 December 2012

PARTIES

Borrowers
On a joint and several basis, Star Cosmo LLC, Star Kappa LLC, Lamda LLC, Star Omicron LLC and Star Ypsilon LLC, being special purpose vehicles (the "Borrowers") and 100% subsidiaries of the Corporate Guarantor, domiciled in the Marshall Islands and established under the laws of Marshall Islands, for the purpose of owning the respective Vessels, under the existing Loan Agreement dated 3rd October 2011.

Corporate Guarantor	Star Bulk Carriers Corp., a corporation incorporated in the Marshall Islands, the "Corporate Guarantor" which has provided the Corporate Guarantee.

Mandated Lead Arranger	HSH Nordbank AG, Gerhart-Hauptmann-Platz 50, 20095 Hamburg ("HSH" )

Lender(s)	"HSH"

Facility Agent	HSH

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STAR BULK CARRIERS CORP.	CONFIDENTIAL

Security Trustee	HSH

Hedge Bank	HSH

Amendment of certain terms and conditions of the facility (on an indicative basis)
Further to our correspondence in relation to the requests of the Borrowers and the Corporate Guarantor, kindly find below a summary of amendments of the terms & conditions that the Lender has accepted:

	1.	The cash collateral amount of approx. USDm 6.59 to be used for partial prepayment of the Supramax tranche;
such amount to be applied in the following way:

		(a)	USDm 3.50 against the balloon of the Supramax tranche;

		(b)	USDm 3.09 pro-rata against the 8 quarterly repayment instalments of the Supra-max tranche starting with the scheduled repayment date in 01/2013;

2.
The minimum liquidity (currently USOm 0.40 per mortgaged ship; USDm 1.60 in total) to be reduced by 50% to USDm 0.20 per mortgaged ship (USDM 0.80 in total); the "released" amount of USDm 0.80 to be used as a partial prepayment of the Supra-max tranche together with the USDm 6.59; such amount of USDm 0.80 to be applied in the following way:

		(a)	50% to be applied against the balloon of the Supramax tranche;

		(b)	50% to be applied pro-rata against the 8 quarterly repayment instalments of the Supramax tranche starting with the scheduled repayment date in 01/2013;

3.
A relaxation of the financial covenants (mininum net worth, maximum leverage ratio, mininum liquid funds, as proposed by the Corporate Guarantor) starting with 30.09.2012 until and including 31.12.2014; such relaxation to be as follows:

		(a)	minimum liquid funds: USDm 0.50 per fleet vessel (-> currently: USDm 7) instead of USDm 10;

		(b)	maximum leverage ratio: 90% instead of 75%;

		(c)	minimum net worth: USDm 30 instead of USDm 100;

	4.	A relaxation of the asset cover ratio ("ACR") covenant as follows:

		(a)	temporary and retroactive readjustment for 3 months (i.e. from 30/9/2012 until and including 31/12/2012) at the level of 100%;

		(b)	temporary readjustment from 01.01.2013 until and including 31.12.2013 at the level of 110%. The initial covenanted level of 125% will be applicable again from 01.01.2014.

5.
Waiver of the provision of the loan agreement according to which on the Applicable Date (i.e. the date upon which all securities in relation to the remaining Capesize vessel are released) the value maintenance clause has to be 167% until and including 31.12.2013;

	6.	We continue to allow "cross transfers" from the Technical Manager's account at HSH (see reference to conditions under item (11) further below);

on the conditions that:

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STAR BULK CARRIERS CORP.	CONFIDENTIAL

1)
a cash sweep mechanism is Implemented on Borrowers' level, Including (but not limited to; see below) all earnings of the four vessels securing our facility after opex, dry docking provision, G&A expenses and debt service;

	(a)	such cash sweep mechanism to be implemented on a semi-annual and per ship basis (regarding the vessels financed by us), i.e. as per 31.12. and 30.06. of each financial year, starting with 30.06.2013;

(b)
such excess cash calculation regarding 31.12. to be provided together with the release of the full year audited financial statements (i.e. on the earlier of 180 days and the date the annual audited financial statements are released) and duly certified as to their correctness by the relevant auditors;

(c)
such excess cash calculation regarding 30.06. to be provided together with the release of the semi-annual financial statements (I.e. on the earlier of 90 days and the date the semi-annual financial statements are released) and duly certified as to their correctness by the CFO of the corporate guarantor and a director of the respective borrower(s);

(d)
if a positive excess cash has been calculated, such amount to be fully paid on the date such calculation is provided (as described above) as a prepayment to HSH Nordbank, to be applied to the balloon payment of the Supramax tranche;

2)
HSH Nordbank has the right to the higher of (I) full sale proceeds of the mortgaged vessel my STAR SIGMA and (ii) such prepayment amount as is due and applicable in correspondence with the relevant prepayment clause of the existing loan agrement; such sale proceeds resp, prepayment amount to be applied in the following way:

	(a)	full repayment of the Capesize tranche;

	(b)	the balance of the full sale proceeds after repayment of the Capesize tranche to be fully utilized to prepay the Supramax tranche;

(c)
the prepayment of the Supramax tranche to be applied pro-rata against the remaining quarterly repayment instalments until 12/2014, starting with the next scheduled quarterly repayment date following the sale of the Capesize vessel;

3)
In case of a sale of any of the remaining Supramax vessels under the Facility during the relaxation period (I.e. from the date of signing this Firm Offer Letter until 31.12.2014), HSH will have the right to the higher of (I) full sale proceeds and (ii) such prepayment amount as is due and applicable in correspondence with the relevant prepayment clause of the existing loan agreement, which will be applied in the following way (and in accordance to the provisions of the loan agreement):

	(a)	for the partial prepayment of the Supramax tranche;

	(b)	the prepayment of the Supramax tranche to be applied pro rata against the remaining quarterly repayment instalments and the balloon until maturity.

4)
100% dividend restriction on the Corporate Guarantor's level for the period 31.12.2012 until and including 31,12.2014, or later in case of a covenant breach and / or an event of default has occurred or is continuing and / or in case of a potential event of default;

5)
100% dividend restriction (i.e. payments / distributions to the parent company which is the Corporate Guarantor) on the respective Borrower's level for the period 31,12.2012 until and including 31.12.2014, or later in case of a covenant breach and / or an event of default has occurred or is continuing and / or in case of a potential event of default;

6)
a share capital increase of USDm 20-30 is being effected until and including 31.12.2013 and the proceeds of such capital increase to be used solely for investment on new vessels' acquisition(s); such condition starting to apply from 1.10.2013; unless the Corpo-

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STAR BULK CARRIERS CORP.	CONFIDENTIAL

rate Guarantor has already completed such equity offering prior to 1.10.2013;

	7)	Commerzbank under their facility/ies makes a contribution to the relaxation of the company's cash outflow;

	8)	all banks / financial institutions being lenders to the group and / or group member(s), agree to the relaxation of covenants on the Corporate Guarantor's level;

9)
margin increase to 3.50% p.a. (applicable to both the Suprarnax tranche and the Cape-size tranche) applicable from 01.01.2013 until 31.12.2014 (end of the relaxation period) unless there is an event of default and / or covenant breach which has occurred and/or is continuing (in such a case, the increased margin will apply until the said covenant breach/es is/are remedied)

	10)	processing fee of USD 12,000 flat, payable upon signing/acceptance of the relative Firm Offer;

	11)	re 6. "cross transfers":

		(a)	the Technical Manager provides an account pledge in favour of HSH Nordbank in respect of its account(s) held with HSH Nordbank;

(b)
same treatment by other banks: also all other banks would allow for such "cross transfers"; the moment we get to know that any other lender stops applying this mechanism, we will have the right to immediately stop/block such transfers as well;

		(c)	no event of default or potential event of default;

		(d)	no covenant breach;

		(e)	no payment default under the implementation of the cash sweep mechanism has occurred and/or is continuing.

Signing Date
The date of signing of the Supplemental Facility Agreement by all parties, planned to be on or about 7th January 2013. In case the Supplemental Facility Agreement is not ready for signing by the Signing Date, the agreed amended terms may apply upon prior acceptance of this Firm Offer Letter by the Borrowers and the Corporate Guarantor.

Documentation and Finance Documents	Finance Documents, as customary for amending or supplementing this type of facility and in form and substance satisfactory to the MLA.

Security and Security Documents	Such new securities to be provided or, if the case may be, existing securities to be amended or supplemented in order to match the above mentioned terms and conditions.

Conditions Precedent
Those conditions precedent that are usual and customary for amending or supplementing this type of facility, and in form and substance satisfactory to the MLA/Facility Agent, Including, but not limited to the following:

		●	Company registration documents in respect of the Borrowers and Corporate Guarantor including without limitation Corporate register excerpts, if applicable

		●	Resolution of board of directors of the Borrowers, if applicable

		●	Shareholder Resolution, if applicable

		●	Certification by notary public of copy documents, if applicable

		●	Update on Business Plan relating to the Borrowers and the Corporate Guarantor

Favourable legal opinions regarding the laws under which the Borrowers and the Corporate Guarantor are established and regarding the enforceability of the established security and validity of the Documents or other legal opinions as required by MLA.

		●	Compliance with all Representations, Warranties and covenants

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STAR BULK CARRIERS CORP.	CONFIDENTIAL

	●	Evidence that the Security has been validly established

Representations and Warranties
Those representation and warranties that are usual and customary for this type of amending and or supplementing the loan documentation and in form and substance satisfactory to the MLA, including, but not limited to the following:

	●	Solvency of the Borrowers and the Corporate Guarantor

	●	No Event of Default or potential Event of Default

	●	No encumbrances other than permitted liens and encumbrances agreed upon All representations and warranties remain valid until the maturity date of the facility.

All representations and warranties remain valid until the maturity date of the facility.

Market Flex
If any changes in international or domestic debt, bank, capital or equity market(s) materially affect the Lenders In an adverse manner the Lenders reserve their right to flex the structure, tranches or terms of the Facility and/or to increase the fees and /or credit margins in their sole discretion up to the Signing Date of the supplemental facility agreement.

Publicity	Any publicity regarding the amendment of certain terms of the Facility to be agreed in advance by the MLA.

Confidentiality
This Firm Offer Letter and its content are intended for the exclusive use of the obligors and shall not be disclosed by the obligors to any person other than their legal and financial advisors for the purposes of evaluating the transaction contemplated by this Firm Offer Letter, unless the prior written consent of the MLAs has been obtained.

Disclosure
Each Lender may, without the prior written consent of any Borrower(s), Guarantor or other obligor, disclose to a potential assignee, transferee, participant or to any other person who may propose entering into contractual relations with such Lender in relation to this Facility Agreement being amended or supplemented, and to rating agencies such information about the Borrowers and the Guarantor as such Lender shall consider appropriate and requires for ongoing reporting purposes In connection with any syndication or similar transaction.

Expenses and Indemnification
All expenses of the Finance Parties or any of them associated with the negotiation, documentation and enforcement of the Facility, including any subsequent consents or amendments, will be for the account of the Borrowers, whether or not the transaction closes (e.g. If the envisaged financing does not reach the Signing Date). Such expenses will be guaranteed by the Corporate Guarantor.

External advisors will be mandated by the MLA after consultation with the Borrowers. The MLA and the Borrowers will endeavour to agree on external advisors as well as fee arrangements mutually agreeable to both parties.

The Borrowers consent hereby to allow the MLA to mandate the MLA's Legal Counsel to start the drafting of the amended / supplemental loan documentation upon signing and acceptance of this Firm Offer Letter. Any costs and/or fees in connection to the preparation and/or signing of the amended and / or supplemented loan documentation will be for the account of the Borrowers irrespective of the conclusion of the amended facility terms being provided with this Firm Offer Letter re such amended facility terms by the Lender.

Binding nature of this Term Sheet
This Firm Offer Letter is binding on all parties thereto, provided that it is binding on the Finance Parties subject only to supplemental loan and security documentation to be in form and substance satisfactory to the Finance Parties.

Legal Counsel	Watson Farley & Williams (Piraeus Office)

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STAR BULK CARRIERS CORP.	CONFIDENTIAL

Language of Documentation	All Documents will be executed in English, unless by law required to be executed in a different language, in which case an official English translation shall be provided at the cost of the Borrowers.

Governing Law
This Term Sheet shall be governed and construed in accordance with German law, The Finance Documents shall be governed and construed in accordance with English law or (in the case of the Security Documents) such other law which Is advised by the legal advisors. However, security granted by German entities shall, if not advised otherwise by the legal advisors, be governed and construed according to German law

Jurisdiction
The courts of Hamburg will have exclusive jurisdiction to settle any dispute under this Firm Offer Letter. The courts of London shall (except where inappropriate for Security Documents) have exclusive jurisdiction to settle any dispute under the Facility Agreement to be supplemented / amended. No Finance Party shall be prevented from taking proceedings in any other courts with jurisdiction

Correspondence language	All correspondence between the Borrowers, Guarantor and the MLA to be solely in English.

Expiry of Letter	This Firm Offer Letter will automatically expire on 21 December 2012 unless duly executed by the Borrowers and the Corporate Guarantor or extended at the sole discretion of the Lender/MLA.

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STAR BULK CARRIERS CORP.	CONFIDENTIAL

SIGNATURE PAGE

As an acknowledgement of your agreement to the terms and conditions presented herein, kindly sign below and return the executed original of this Firm Offer Letter not later than 21 December 2012. Otherwise this Firm Offer Letter will expire without any further notice.

Agreed for the Borrowers

Signatures:	/s/ Christos G. Anagnostou	Signatures:	/s/ Georgia J. Mastagaki

Name:	Christos G. Anagnostou	Name:	Georgia J. Mastagaki
Title:	President / Secretary	Title:	President / Secretary
Date:	STAR COSMO, LLC LAMDA LLC	Date:	STAR KAPPA LLC, STAR OMICRON LLC,
STAR YPSILON LLC*

Agreed for the Corporate Guarantor:

Signatures:	/s/ Simos Spyrou	Signatures:

Name:	Christos G. Anagnostou	Name:
Title:	CFO	Title:
Date:	21/12/2012	Date:

Agreed for HSH

Signatures:	/s/ Gregorios Kondilis	Signatures:	/s/ Dr. Christina Stahn

Name:	Gregorios Kondilis	Name:	Dr. Christina Stahn
Title:	Senior Relationship Manager	Title:	Senior Credit Analyst
Date:	21/12/2012	Date:	20/12/2012

*           As vessel has been sold, the Company should be discharged from the Loan Agreement.

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